EXHIBIT 10.3
                               CONTRACT BETWEEN
              THE MINISTRY OF HEALTH OF THE REPUBLIC OF INDONESIA
                                      AND
                   ENRAF NONIUS B.V. PROJECT DIVISION (ENP)
                                      FOR
             THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN
                                   INDONESIA
 NO:                           PL.00.01.5.2.440

                                February 5, 1999

This Contract, (hereinafter, together with all appendices attached hereto and forming an integral part hereof called the "Contract") is made and entered on between:

1.       Name        :  Dr. Sri Astuti S. Suparmanto, MscPH
         Position    :  Director General for Medical Care of the
                        Ministry of Health
         Address     :  JI. H.R Rasuna Said Blok x-5
                        Kav. No. 4-9, Jakarta 12950

Representing the Ministry of Health of the Republic of Indonesia for the project Development of Medical Rehabilitation Services in Indonesia Decree No. 78/ Menkes/II/1999 dated February 3, 1999 for and on behalf of the Government of the Republic of Indonesia on the one part.

2.   a.  Name        :  Len de Jong
         Position    :  Managing Director
         Company     :  Enraf Nonius, BV
         Address     :  Delft, The Netherlands

     b.  Name        :  Gerrit van der Schouw
         Position    :  Director
         Company     :  Enraf Nonius Project Division (ENP)
         Address     :  Delft, The Netherlands

on the other part.

For the supply and installation of The Development of Medical Rehabilitation Services in Indonesia in the selected hospitals of the Republic of Indonesia;

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 1 -

Whereas the project is financed by a buyer's credit to be obtained by the Republic of Indonesia from ABN AMRO Bank (hereinafter called Credit Agreement") in the amount of NLG 62,840,397.94 (in words sixty two million eight hundred forty thousand three hundred ninety seven Dutch Guilders and ninety four cents).

Whereas the Ministry of Health has agreed to engage the Contractor on the basis of its offer which has been approved by the Ministry of Health Decree No. 78/Menkes/II 1999 dated February 3, 1999.

Now, therefore in consideration of the mutual covenants herein contained it is hereby agreed by and between the parties hereto as follows:

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 2 -

                                TABLE OF CONTENTS


                                                                  Page No.

Article I   :  Definitions

Article II  :  Basis of the Contract

Article III :  Contract Documents

Article IV  :  Subject Of Contract

Article V   :  Project Formation

Article VI  :  Price

Article VII :  Scope Of Work

               1.   General
               2.   Supply of Equipment
                    a.  Prior Inspection
                    b.  Packing and Shipping
                    c.  Transport and Insurance
                    d.  Site Preparation
                    e.  Installation Works
                    f.  Functional Tests
                    g.  Training for the Hospital Staff
                    h.  Four Year Maintenance Program
                    i.  Equipment Manuals

Article VIII:  Implementation Of Works

               1.   Inspection and Delivery
               2.   Quality Inspection
               3.   Transfer of Title for Equipment
               4.   Compliance with the Technical Specification
               5.   Standards
               6.   Labels and Plates
               7.   Packing and Marking
               8.   Temporary Facilities
               9.   Warranty and Guarantee

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 3 -

               10.  Access to the site
               11.  Test arid Inspections
               12.  Spare Parts
               13.  Operation Manuals and Service Manuals
               14.  Certificate/License for Operation
               15.  Submittal
               16.  Records and Reports

Article IX  :  Completion Of Work

               -    Time Of Completion
               -    Effective Date
               -    Certificate Of Acceptance and partial handing over
               -    Certificate Of Handing Over
               -    Certificate by rights
               -    Default

Article X   :  Contract Price And Payment

               1.   Contract Price
               2.   Validity Price
               3.   No Price Escalation
               4.   Method of payment

Article XI  :  Performance Bond and bank guarantee

Article XII :  Variation Of Order

Article XIII:  Laws And Regulations

               1.   Laws and Regulation for Works
               2.   Disputes and Arbitration
               3.   Force Majeure
               4.   Assignment and Subletting
               5.   Commencement of Validity of Contract
               6.   Early Termination of Contract

Article XIV :  Tax And Duties

               1.   Stamp Duties
               2.   Non Indonesia Taxes.
               3.   Local Taxes And Duties

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 4 -

Article XV  :  Others

               1.   Responsibility of the Purchaser
               2.   Language, Measurements and Calendar
               3.   Interpretation
               4.   General End-user software license
               5.   Liquidated Damage, Delay and Liability
               6.   Introduction of the Euro
               7.   Dispatch of Supplier/Manufacturer's Personnel
               8.   Miscellaneous
               9.   Copies of Contract
               10.  Notice

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 5 -

                                   ARTICLE XVI

                                   DEFINITIONS

Unless the Contract otherwise requires the following terms whenever used in this Contract shall have the following meanings;

1.     Government    :   shall mean the Government of the Republic of
                         Indonesia and shall include competent government authorities.

2.     Ministry      :   shall mean the Ministry of
                         Health of the Republic of Indonesia
                         represented by the Director General of
                         Medical Care.

3.     Project       :   shall mean the supply and installation of
                         Development of Medical Rehabilitation Services in
                         Indonesia in the hospitals of; RSUP Cipto
                         Mangunkusumo, RSUP Kariadi, RSUP
                         Malalayang, RSUP Hasan Sadikin RSUD Dr.
                         Soetomo, RSUP Persahabatan, RSUD Dr. Syaiful
                         Anwar, RSUP Fatmawati, RSUP Dr. Sardjito, RSUP
                         H Adam Malik, RSUP Palembang, RSUP Wahidin S.
                         Husodo, RSUD W. Z. Yohannes, RSUP Ulin, RSU
                         M. Haulussy, RSUP Sanglah, RSU H. Abdoel
                         Moeloek, RSU Dr. Zaenul Abidin, RSUP
                         Dr. M Djamil, RSUD Jayapura, RSU Pekanbaru,
                         RSU Serang, RSUD Soppeng, RSUD Pangkep,
                         RSUD Maros, RSUD Wlingi, RSUD Wonosobo,
                         RSUD Sukohardjo, RSUD Karang Anyar, RSUD
                         Banjarnegara, RSUD Nganjuk, RSUD Tulung Agung,
                         RSUD Magetan, RSUD Pare, RSUD Jombang, RSUD
                         Sragen, RSUD Madiun, RSUP Bengkulu, RSU
                         Balikpapan, RSUD A. Muchtar, RSUD Padang
                         Panjang, RSUD Ciawi, RSUD Jember, RSUD
                         Tasikmalaya, RSU Mataram, RSUD Gorontalo, RSU
                         Purwokerto, RSU Tangerang, RSUD Dr. Soedarso,
                         RSU Undata, RSU Langsa, RSU Pematang
                         Siantar, RSU Dr. Moewardi.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 6 -

4.     Contract      :   shall mean the written agreement
                         entered into by the Ministry and the
                         contractor.

5.     Purchaser     :   shall mean the Ministry of health of the Republic
       or Buyer          of Indonesia and shall include any person authorized
                         by the Ministry.


6.     Project       :   shall mean the person duly authorized by the
       Officer           Ministry in connection with the execution of the
                         project.


7.     Receiving     :   shall mean the team designated by the project officer
       Committee         to receive, inspect and issue Certificate of the
                         Acceptance (COA) for the works performed by the Contractor.

8.     Contractor    :   shall mean Enraf Nonius B.V., Project Division
       or Seller:        (ENP) Rontgenweg 1, 2600 AV Delft, The
                         Netherlands.


9.     Manufacturer  :   shall mean the firm(s) which
                         produced the equipment to be supplied by the Contractor under the Contract to the purchaser.

10.    Specifications:   shall mean general and specific technical data
                         specified in the lists of equipment which form an integral part the Contract document and any addendum or changes issued with respect hereto.

11.    Services      :   shall mean the work to be performed by the
                         Contractor such as Site Preparation, installation (pre-installation, installation), training, commissioning, maintenance and consumables.

12.    Contract      :   shall mean the price payable to the Contractor under
       Price             this Contract for the full and proper performance of
                         its Contractual obligations.

13.    Delivery Time :   shall mean the number of calendar days starting
                         from the Effective Date of the Contract to the completion of the functional test, confirmed by the Certificate of Acceptance (COA1).

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 7 -

14.    Site          :   shall mean the necessary work to be executed by the
       Preparation       contractor for the installation of the equipment
       Work              supplied bythe Contractor.

15.    Installation  :   shall mean all efforts to
                         install, put into operation, demonstrate the performance of every unit delivered by the Contractor including functional test.

16.    Functional
       Test          :   shall mean the testing of
                         the technical performance in full capacity of each individual equipment by the Contractor and supervised by the appointed official.

17.    Training      :   shall mean the training of Indonesian hospital and
                         Ministry of Health personnel in the management, knowledge, operation and technical, to be conducted in Indonesia and Netherlands or outside Indonesia.
                         According to the training program submitted by the Contractor.

18.    Certificate
       of Acceptance :   shall mean a written statement issued by the
                         receiving (COA) committee mentioning that a certain stage of the works have been completed. COAs shall be issued separately for the equipment for each project site.

       COA 0         :   shall be issued after the completion of the site
                         preparation at each project site.

       COA 1         :   shall be issued after the completion of the
                         installation and functional test at each project site.

       COA 2         :   shall be issued after the completion of training for
                         the hospital staffs performed by the Contractor at each project site.

       COA 3a        :   shall be issued after the completion of the first phase
                         of the five years maintenance program.

       COA 3b        :   shall be issued after the completion of he second
                         phase of the five years maintenance program.

       COA 3c        :   shall be issued after the completion of the third phase
                         of the five years maintenance program.

       COA 3d        :   shall be issued after the completion of the fourth
                         phase of the five years maintenance program.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 8 -

19.    Certificate of:   shall mean a written statement issued by the Purchaser
       Handling Over 1   mentioning that supply, installation and functional
       (COHO1)           test of all the equipment has been completed and shall
                         be signed by the Contractor and the project officer.

20.    Certificate of:   shall mean a written statement issued by the
       Handling Over 2   Purchaser mentioning that the training
       (COHO 2)          program to be performed by the Contractor has been
                         completed and shall be signed by the Contractor and the project officer.

21.    Certificate of:   shall mean a written statement issued by the
       Handling Over 3   Contractor mentioning all works be performed by
       (COHO 3)          the Contractor have been completed and shall
                         be signed by the Contractor and the project officer.

22.    Warranty
       Period        :   shall be 12 (twelve) months after the issuance of
                         each COA 1.


23.    Effective
       Date          :   shall mean the date on which all conditions specified
                         in Article X have been fulfilled.

24.    Completion
       Date          :   shall mean the date on which the Ministry issues the
                         COHO 1 in accordance to the Contract.

25.    Local Partner :   shall mean the local partner of the Contractor
                         namely PT.  Rifa Jaya Mulia, address: Gedung Rifa
                         6th Floor, JI. Prof. Dr. Satrio Blok C4 Kav. 6-7,
                         Jakarta 12950, appointed by the Contractor for the execution of the works in Indonesia. The local partner shall sign this agreement as a witness.

26.    Project Sites :   shall mean the selected hospitals where the works and
                         services are to be performed by the Contractor as stipulated in Annex IA and IB.

27.    Works         :   shall mean the supply of the equipment and services.

28.    Regulations   :   shall mean the regulations, which are in force in
                         Indonesia.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 9 -

                                 ARTICLE XVII
                             BASIS OF THE CONTRACT

The Contract comprises of two volumes, forming an integral part hereof:
2.1. Letter of intent dated, October 27, 1998 from ABN AMRO (Amsterdam Office) preceding the Credit Agreement.

2.2.  Invitation to offer dated, November 13, 1998.

2.3.  Contractor offer dated December 7, 1998.

2.4. The official report on Price Negotiation no. PL. 00.03.1.2.2.07 dated December 11th 1998.

2.5   Ministry of Health Decree No. 78/menkes/II/1999 dated February 3, 1999.

                                 ARTICLE XVIII
                              CONTRACT DOCUMENTS

The Contract comprises the following documents, forming an integral part hereof:
1     -     The Contract
2     -     Annexes consisting of:
            I.    Bidding documentation PL.00.03.1.2.2.01
            II.   Pre-installation Requirements, Site Preparation
            III.  Training program
            IV.   Maintenance Program
            V.    Installation and commissioning
            VI.   Forms of Guarantees
            VII.  Forms of Acceptance Certificates
            VIII. End user license
            IX.   Delivery Consumables
            X.    Project Organization Chart

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 10 -

                                  ARTICLE XIX

                              SUBJECT OF CONTRACT

The Contractor agrees to sell and deliver to the Purchaser and the Purchaser agrees to buy and to receive from Contractor the supply of equipment and services for the Development of Medical Rehabilitation Service in Indonesia in the selected teaching hospitals of; RSUP. Dr. Cipto Mangunkusumo, RSUP Dr. Kariadi, RSUP Malalayang, RSUP Dr. Hasan Sadikin, RSUD Dr. Soetomo, RSUP Persahabatan, RSUD Dr. Syaiful Anwar, RSUP Fatmawati, RSUP Dr. Sardijito, RSUP
H. Adam Malik, RSUM Haulussy, RSUP Sanglah, RSU H. Abdoel Moeloek, RSU Zainoel Abidin, RSUP M. Djamil, RSUD Jayapura, RSU Pekanbaru, RSUD Serang, RSUD Soppeng, RSUD Pangkep, RSUD Maros, RSUD Wlingi, RSUD Wonosobo, RSUD Sukohardjo, RSUD Karang Anyuar, RSUD Banjarnegara, RSUD Nganjuk, RSUD Tulung Agung, RSUD Magetan, RSUD Pare, RSUD Jombang, RSUD Sragen, RSU Madiun, RSU Bengkulu, RSU Balikpapan, RSU Achmad Muchtar, RSUD Padang Panjang, RSUD Ciawi, RSU Jember, RSU Tasikmalaya, RSU Mataram, RSU Gorontalo, RSU Purwokerto, RSU Tangerang, RSUD Dr. Soedarso, RSU Undata, RSUD Langsa, RSU Pematang Siantar, RSU Dr. Moewardi.

TIME SCHEDULE

The Contractor shall complete the delivery, installation, functional test and training at the latest 78 months after the Effective Date. However in the event an extension of time for the completion of the works becomes necessary due to causes beyond he control and responsibility of the Contractor or to cause not imputable to the Purchaser, the extension of time shall be negotiated between the parties hereto excluding events mentioned in Article XIII paragraph 3.

The time schedule for works to be carried out by the Contractor is shown in Annex I which will be amended in accordance to the Effective Date.


SUPPLY OF EQUIPMENT

1. The delivery of the equipment to the hospitals in Indonesia shall be completed within 18 months from the Effective Date of the Contract.

2. The installation and functional test of the equipment shall be completed within 18 months after the Effective Date of the Contract.

3. The training of the hospital staff in the operation and maintenance of the equipment shall be completed within 78 months after the Effective Date of the Contract.

4.    Five Years Maintenance including 12 months warranty period program:

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 10 -

      a. The first phase shall be completed within 24 months after the issuance of Certificate of Acceptance-1.

      b. The second phase shall be completed within 36 months after the issuance of Certificate of Acceptance-1.

      c. The third phase shall be completed within 48 months after the issuance of Certificate of Acceptance-1.

      d. The fourth phase shall be completed within 60 months after the issuance of Certificate of Acceptance-1.

                                  ARTICLE XX
                               PROJECT FORMATION

All parties involved in this project are:

1.    PURCHASER

      a.    Project Director; directing, policy maker and decision maker

      b.    Project Manager

            Project Manager is responsible for overall coordination of the entire project within the Ministry of Health and other government institutions in Indonesia which are directly or indirectly connected with the project implementation.

      c.    Project Officer

            Project Officer is responsible for the implementation of the entire project which are directly connected with the respective project Site.

      d.    Hospital Director

            The hospital director is responsible for Supervising, reporting appointing of the receiving committee and preparing all matters related to the implementation of the works at the respective project Site.

      e.    Receiving Committee

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 12 -

            The team duly authorized by the hospital director to evaluate and check all performances of the equipment. One receiving committee shall be appointed for each project site.

      f.    The Organization chart - annex X

2.    CONTRACTOR

      a.    PROJECT MANAGER

            The Contractor project manager shall be a person with sound knowledge of healthcare/rehabilitation medicine infrastructure and will be fluent in English language. The organization chart as per Annex I will be the basis for the final organization structure. The Contractor to the Purchaser shall submit the final organization chart within two months after the Effective Date.

      b.    LOCAL PARTNER

            The local partner will undertake the following:

            o      provision of local official licenses
            o      execution of local administrative procedures
            o coordination and monitoring of custom clearance and handling of goods in the port of discharge
            o      coordination and monitoring of delivery of goods to the site
            o coordination and monitoring of pre-installation/installation work, training and maintenance of the equipment

                                  ARTICLE XXI
                                     PRICE

      5.1 The total price of this Contract is NLG (DUTCH GUILDERS) 62,840,397.94 (words sixty two million eight hundred forty thousand three hundred ninety seven Dutch Guilders and ninety-four cents).
      5.2   Price shall be quoted DUTCH Guilders comprising of:

            -     Total FOB price
            -     Transportation Cost (freight, handling & inland cost)
            -     Insurance cost
            -     Installation cost
            -     Training cost

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 13 -

            -     4 years Maintenance cost
            -     Consumables price
            -     Site Preparation

                                 ARTICLE XXII
                                 SCOPE OF WORK

1.    GENERAL

      The works to be performed by the Contractor under the Contract consists of the following work categories;

      a. Supply of equipment and services CIF selected the Hospitals of: RSUP Dr. Cipto Mangunkusumo, RSUP Dr. Kariadi, RSUP Malalayang, RSUP Dr. Hasan Sadikin, RSUD Dr. Soetomo, RSUP Persahabatan, RSUD Dr. Syaiful Anwar, RSUP Fatmawati, RSUP Dr. Sardjito, RSUP H. Adam Malik, RSUP Palembang, RSUP Dr. Wahidin S. Husodo, RSUD W.Z. Yohannes, RSUP Ulin, RSU M. Haulussy, RSUP Sanglah, RSU H Abdoel Moeloek, RSU Zainoel Abidin, RSUP M. Djamil, RSUD Jayapura, RSU Pekanbaru, RSUD Serang, RSUD Soppeng, RSUD Pangkep, RSUD Maros, RSUD Wlingi, RSUD Wonosobo, RSUD Sukohardjo, RSUD Karang Anyar, RSUD Banjarnegara, RSUD Nganjuk, RSUD Tulung Agung, RSUD Magetan, RSUD Pare, RSUD Jombang, RSUD Sragen, RSU Madiun, RSU Bengkulu, RSU Balikpapan, RSU Achmad Muchtar, RSUD Padang Panjang, RSUD Ciawi, RUS Jember, RSU Tasikmalaya, RSU Mataram, RSU Gorontalo, RSU Purwokerto, RSU Tangerang, RSUD Dr. Doedarso, RSU Undata, RSUD Langsa, RSU Pematang Siantar, RESU Dr. Moewardi.

      b.    Site Preparation

      c.    Training of Indonesian hospital and Ministry of Health staff in:

            -     Management Training (Overseas)
            -     Knowledge training - TOT approach (Overseas & Local)
            -     Operation Training (Local)
            -     Technical (Maintenance) Training (Local)

      d. All ocean and inland transport CIF selected hospital site and Insurance. Insurance for the equipment against "all risks" up to the issuance of COA-1

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 14 -

      e. Provision of operation 1 (one) set of manual per equipment in English and/or if available in Indonesian language, provision of maintenance manuals and installation manuals in English. All manuals will be supplied in 2 (two) sets.

      f. The Execution of one year warranty and four years maintenance program.

      g.    Delivery of consumables

2.    SUPPLY OF EQUIPMENT

      Under the Contract, the Contractor undertakes the delivery and services of equipment to the Purchaser which includes: the design, manufacturing, purchasing, overseas transportation and insurance, unpacking, pre-installation, installation, functional test, commissioning, manuals and the execution of one years warranty.

      The above mentioned supply and services shall cover:
      Delivery of Equipment.

      a.    Prior Inspection:

            Prior to shipment to the project site the Purchaser reserves the right to inspect all items at the premises of manufacturer. Therefore the Contractor shall give notice by facsimile or telex to the Purchaser within 15 (fifteen) days prior to the shipment of the equipment to the final destination.

      b.    Packing and Shipping

            1. All equipment shall be packed in scaworthy and tropical packing suitable for export. Such packing must be sufficient to assure full protection unit arrival at destination sites, adequately covering such overseas hazards as handling and possible corrosion due to exposure to salt atmosphere and salt spray.

            2. All loose items required for joining shall be carefully packed in wooden cases, crates or boxes.

            3. The Contractor shall be held responsible for all damages due to improper preparation and packing for shipment. Where necessary heavy items shall be mounted on skids, so that cable slings for handling can be readily attached. When it is unsafe to apply external sling to a package, attached slings or lifting devices shall be provided, and shall connect through the crate, so that attachment can be readily made.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 15 -

            4. The content of each crate shall be itemized (name and code number of each item, specified in the equipment) on a detailed packing list.

            5. One copy or the detailed packing list in a waterproof envelope shall be enclosed in each crate to be shipped. In one of the crates, a master crate list, summarizing and identifying each individual crate, which is a part of the shipment, shall be enclosed.

            6. The case number in which the master Packing list is contained should be shown on each packing list. The cases shall be numbered in the following manner:


                            XXX                                XXX
                  ------------------------           ------------------------
                      Case code number                   Hospital number

            7. Each bale, bundle, package, case, crate or any other type of the container delivered under the Contract shall carry the shipping mark:

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 16 -

HOSPITAL EQUIPMENT
DEPARTMENT KESEHATAN R.I.

PROJECT                      :   Development of Medical rehabilitation Services
                                 in Indonesia
CONTRACT NO.                 :   _________________________________________
L/C No.                      :   _________________________________________
PORT OF DESTINATION OR       :   (Indonesia Airport & Seaport).
AIRPORT DESTINATION
CITY                         :   _________________________________________
HOSPITAL NAME                :   _________________________________________
CASE No.                     :   _________________________________________
NET WEIGHT                   :   _________________________________________
GROSS WEIGHT                 :   _________________________________________
DIMENSIONS                   :   L (_________) X (__________)  X (__________)

            8. Each project site shall be provided with: - Set of manual as described in Article VI/3. - The set of manuals shall be included In the equipment crate.

      c.    Transport and Insurance

            1. All equipment shall be delivered to the project sites within 18(eighteen) months after the Effective Date, except minor supplies (i.e. sundry supplies).

            2. The Contractor after finalization of all functional test shall provide functional test reports of the individual equipment approved by the receiving committee.

            3. It is imperative that all goods imported must be examined by Directorate General of Custom, Ministry of Finance or its agents.

            4. The Contractor shall execute the handling of the equipment and custom clearance in the port of destination. The Purchaser will provide the necessary documents on time.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 17 -

            5. The Contractor shall insure and keep insured the equipment from the Contractor's premises at the designated sites with a Dutch or Indonesian insurance company, to its 110% (One hundred and ten percent) of the Contract price on a competitive basis under policies of on site covering "ALL RISKS" until the issuance of Certificate of Acceptance-1.

            6. The Contractor shall inspect the consignment for probable transport damage, and shall be responsible for transport insurance claims.

      d.    Site Preparation Works

            The Site Preparation works of the equipment shall cover:

            1. Contractor shall submit to the Purchaser (or their representative) technical data/documentation which are required for the finalization of the Site Preparation works within 4 (four) months after the Effective Date.

                  The documents shall be made in 4 (four) copies, comprising of:
                  -     Technical data/drawings installation layout
                  -     Electrical power connection diagrams
                  - Civil/construction requirements design (foundations, ceiling hanger)

            2. The Contractor shall check the coordination of all aspects in connection with the installation of the equipment, e.g.: civil works, mechanical as well as electrical installation.

            3.    The Contractor will carry out the Site Preparation works

      e.    Installation Works

            1. The Contractor shall take care the equipment installation meets the requirements of manufacturer, equipment installation drawing as well as national and local regulations.

            2. The installation of the equipment supplied by the Contractor shall be according to the International installation regulations.

            3. The Contractor shall transport/distribute all equipment to the designated hospitals.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 18 -

            4. Should any installation work differ from installation drawing the Contractor shall consult the Purchaser.

            5. The whole installation works as laid down in the scope of this Contract should be completely carried out by the Contractor at the latest of 18 (eighteen) months after the Effective Date.

      f.    Functional Test

            The functional test of each individual equipment shall cover:

            1. The Contractor shall execute the functional test for individual equipment under full operational conditions according to the designed procedures and specifications.

            2. The Contractor in the presence of the hospital staff in charge shall execute the functional test of the equipment.

            3. All equipment shall be installed and functionally tested within 18 (eighteen) months after the Effective Date.

            4.    Completion of the Functional Test.
                  Upon the completion of the functional test the Certificate of Acceptance-1 shall be issued be the Purchaser after the finalizing of all installation works.

      g. Training for the Hospital Staff (Medical Rehabilitation Specialist, Therapist, Orthotic/Prosthetic Engineer and Medial Engineer)

            To assure proper Site Preparation, calibration, use and application of the equipment, the program will provide training for Medical Rehabilitation Specialist, Therapist and Engineer. Training general covers:

            1. Technical training for the hospital engineers will allow for proper failure reporting and efficient repair.

            2. Application training by Medical Rehabilitation Team will be followed by sequential updates over the project.

            3. Medical training is planned, executed and monitored in the framework of International Medical Rehabilitation Program. Full responsibility remains with the institutions involved.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 19 -

      h.    Five Years Maintenance Program

            1. A maintenance contract for preventive and corrective maintenance will include:
                              * spare parts
                              * labor
                              * expenses

                  A comprehensive maintenance contract of 5 years including 1
                  (one) year warranty period is effective for the equipment delivered under the project.

            2.    Corrective maintenance

            3. The Preventive maintenance shall be carried out twice a year or in accordance with the manufacturers instructions set forth in the respective service manuals.

            4. The Contractor shall provide annual report to Purchaser, Certificate of Acceptance 3 shall be issued by Purchaser after the Contractor has finalized each maintenance year.

            5. In the event the execution of the project is delayed for 6 or more consecutive months after shipment of equipment, parties will mutually agree and redefine the duration of the warranty period.

      g.    Equipment Manuals

            Manual of equipment shall cover:

            1. The Contractor shall provide the operation manuals of the equipment supplied under this Contract in the English language or if available in Indonesian.

            2. Printing quality should be made in the best quality. Drawings, pictures, diagram should be clear and easy it be read Paper should be from the best quality for the tropical Conditions.

            3. Any damage or shortage of manuals shall be replaced by the Contractor not later than 2 (two) months after checking report by the receiving committee.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 20 -

                                 ARTICLE VIII

                            IMPLEMENTATION OF WORKS

      1.    Inspection Delivery

            a.    Inspection of Import Equipment by Purchaser

                  The Purchaser may visit the Contractor in The Netherlands to inspect the imported equipment before shipping, the Purchaser shall, in advance, notify the Contractor of such inspection visit by at least 14 (fourteen) days before shopping with the information such as number and names of the inspectors, inspection items and inspection schedule. The Contractor shall make necessary arrangement for such inspection and take care of the inspectors during the period of inspection go that the inspector can carry out the inspection smoothly and properly according to shipment ready.

            b. It is imperative that all goods imported to Indonesia must be examined by the Directorate General of Customs, Ministry of Finance or its agents.

            c.    Preservation of Equipment by purchaser

                  After delivery of equipment to the hospital, the hospital shall provide preservation of the delivered equipment. However, notwithstanding the above, the Contractor shall be responsible for the preservation of equipment and the damage to the equipment solely caused by Contractor under his Contractual obligations.

                  The Contractor shall not be responsible for the storage and preservation of the equipment in case of any project delay for a period longer than 6 Consecutive months beyond the control and responsibility of the Contractor

            d.    Variation

                  Should any deviation and/or variations from the specifications be found, the Contractor must report and obtain the approval of the Purchaser thereof.

                  The Purchaser will have the right to reject any equipment or materials which do not meet the requirements stipulated in the technical specifications, unless the deviation is proposed by the manufacturer due to the discontinuation of an approved equipment. Reports signed by thc Purchaser attesting that items

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 21 -
                  inspected meet the specifications shall be included in the report as further required in Article IX hereafter.

      2.    Quality Inspection

            Test and inspections shall be performed as per the following procedures:

            a. All items of the equipment to be supplied under these technical specifications shall be subject to the quality test and inspection by the Contractor prior to their shipment from the origin country. Should any deviation and/or variations from the specifications be found, the Contractor must report and obtain the approval of the Purchaser thereof. The Purchaser will have the right to reject any equipment or materials which do not meet the requirenients stipulated in the technical specifications

            b. The Contractor shall conduct functional test of the equipinent and shall chcck the accessories, in order to ensure that their conditions are good and adequate for proper operations and maintenance.

      3.    Transfer of Title for Equipment

            The title of all equipment to be supplied under this Contract shall be transferred to the Purchaser from the Contractor after all payments have been made. However notwithstanding delivery of equipment to the Purchaser (hospital), the Contractor shall be responsible the damage to equipment during the installation, testing, testing and commissioning to be canried out under his control and responsibility until the completion of work.

      4.    Compliance with the Technical Specifications

            All equipment to be supplied under the Contract shall be brand new, of latest generation, unused, free of faulty workmanship/materials shall meet/comply with the technical specifications.

      5.    Standards

            a. All the equipment and works shall conform to the approved standards of the origin country and the following standards wherever applicable and shall meet Indonesian national and local regulation which are inverse at the moment of the installation.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 22 -

            b. Even if some codes and standard are designated in the technical specifications, the other codes and standards not shown therein are also applicable instead of the designated codes and standards and meet the requirements thereof.

            c.    Code and General Standards.

                  All works performed under this Contract shall be completed with all necessary equipment for its satisfactory operation, control, maintenance and safety under all International standard of services.

            d. All the electrically operated equipment shall be 220 V/380 V (+/-10%), 50 Hz, or otherwise specified.

      6.    Labels and Plates

            The equipment shall be provided with a sticker label except those identified by the Purchaser as being impossible to stick on these labels shall specify the manufacturer's model name and serial numbers etc.

      7.    Packing and Marking

            The equipment shall bc packed for seaworthy shipment. Such packing shall be sufficient to ensure full protection against severe tropical conditions until arrival at the destination. These equipment shall be shipped by container vessel to the designated site Shipping marking shall be made in accordance with Article IX. The Contractor shall mark each bundle, bale, package, case or any other type or container, and deliver them as per Contractual obligations. Truck and railway transportation is also allowed for local transportation.

      8.    Temporary Facilities

                  In case a part of the Purchaser's facilities is necessary to be occupied by tbe Contractor he shall submit to the Purchaser or the hospital lor his approval the plan showing such occupation as well as protection of facilities against any damage and theft. Arrangement of the temporary facilities shall be done by the local partner.

      9.    WARRANTY AND GUARANTEE

            a. The Contractor shall warranty and guarantee brand new equipment and the proper functioning of the equipment for a period of 12 (twelve) months from the date of Certificate of Acceptance 1 (COA I). If any part of the equipment

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 23 -
                  breakdown or fails due to faulty of improper design, materials, workmanship, manufacturer or fabrications/instruction, or fails to meet the requirements of the technical specifications, then the Contractor upon notification in writing from the Purchaser shall, as promptly as possible thereafter, repair or replace at Contractors sole option every such defective or improper part of the equipment. If the equipment becomes defective due to non fault of the Contractor such as voltage fluctuations, misuse and negligence, the Contractor shall be indemnified by the Purchaser in respect of repair or replace thereof.

            b. The Purchaser shall promptly notify the Contractor and the Contractor shall, within 30 (thirty) days rectify or replace the defective parts, components of equipment at no cost to the Purchaser, Defective spare-parts become the property of the Contractor as soon as they have been replaced.

            c. The Contractor shall guarantee the availability of all spare-parts, replacement materials of the equipmcnt supplied with the shortest delivery time for a period of 5 (five) years after the Certificate of Handling Over 1 (COHO 1).

            d. The Contractor shall ensure the goods and materials, provide their standard guarantee for works under all sections of the specifications. However, such guarantees shall be in addition to and not in lieu of all other responsibilities and liabilities of the Contractor.

            e. The warranty shall not include lamps, tubes, crystals semiconductors, rectifier, vibrators and batteries or other parts being subject to unavoidable wear and tear.

            f. During the period of warranty the Contractor shall have the right of access, at all reasonable working hours, at his own risk and expense, by himself or his duly authorized local representative whose name shall have previously been communicated in writing to the Purchaser, to all parts of the works for the purpose of inspecting the work and taking notes of performance. Subject to the Purchaser's approval, which shall not be reasonably withheld, the Contractor may at his own risk and expense make any test which he considers advisable.

            g. All other claims of or whatsoever kind which may be put forward by the Purchaser are excluded.

      10.   ACCESS TO THE SITE

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 24 -

            a. The Purchaser shall give the Contractor access to the designated site during the period of validity of Contract unless otherwise provided. Should any delay take place in giving the Contractor access to the designated site or should such access be suspended or is considered inadequate, the delay, suspension of inadequacy shall be deemed not to constitute a breach of the Contract but the Contractor will receive an extension of time for the completion of the works, if so requested in writing by Contractor.

            b. The Contractor shall give a notice to the Purchaser at least 15 (fifteen) days before commencing field works at the site(s), in cases where such works are required.

            c. The Contractor shall at all times consult with the Purchaser and obtain 14 (fourteen) days prior approval for any action likely to interfere with the user's operations. The Purchaser shall reply to any such request within 7 (seven) days.

      11.   TESTS AND INSPECTIONS

            a. In addition to the provisions of the scope of works in Article VII of the Contract, the Contractor shall, in the presence of the Purchaser and/or the authorized personnel of the Purchaser execute the work, and inspect and test the equipment in accordance with the technical specifications. Any defect discovered during such inspection and test shall be corrected promptly by the Contractor at his own expense to the satisfaction of the Purchaser and/or the authorized personnel of the Purchaser.

                  All Contractor instruction must be strictly observed and adhered to with respect to Site Preparation, installation/setting up and commissioning of the supplied equipment.

            b. The Contractor shall make records of the results of each inspection and test and submit them to the Purchaser.

      12.   SPARE PARTS

            The Contractor shall provide the Purchaser with a documentary guarantee of the equipment to be supplied, making available for sale to the Purchaser such as spares and accessories as maybe necessary for the operation of the equipment for a period of 5 (five) years from the date of Certificate of Handing Over I (COHO 1). This document shall be submitted within 1 (one) month before COHO 1.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 25 -

      13.   OPERATION MANUALS AND SERVICE MANUALS

            Prior to the installation/setting up of equipment the Contractor shall provide to the hospital.

            a. 2 (two) copies of operation manuals written in English language and/or if available by the manufacturer in Indonesian language.
            b. 1 (one) copy of installation/service manuals written in English for all of the equipment.

      14.   CERTIFICATE/LICENSE FOR OPERATION

            The Contractor assisted by the local partner shall obtain the necessary certificate/license for the importation of equipment to be supplied under this Contract according to the prevailing applicable rules and regulations of the Indonesian Government.

      15.   SUBMITTALS

            a. The Contractor shall prepare and submit the following papers in English to the Purchaser within 3 (three) months after the receipt of notification of the Effective Date.

                  1.    Work Schedule

                        The Contractor shall submit to the Purchaser for approval a complete work schedule providing for the orderly performance of the works together with a detailed breakdown of the proposed schedule for the performance of each item of the works which indicates the following:

                        a.    L/C arrangement
                        b.    The Effective Date
                        c.    Supply of equipment
                              -  equipment schedule
                              -  shipping
                              -  installation works
                              -  functional test
                        d.    Training for the hospital staffs
                        e.    48 months maintenance program

                  2.    Organization Set Up

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 26 -

                        -     Project Team of Contractor

                  3.    Execution Plan

                        -     Basic details of each activities
                        - Project procedure (correspondence, reporting authorization invoicing, inspection, etc.)
            b. The Contractor shall submit the following papers in English to the Purchaser

                  1. Within 3 (three) months after the Effective Date of the Contract

                              a. List of recommended spare parts of item for
                                  the project
                              b. Required pre-installation drawings for
                                  the project

                  2. Within 4 (four) months after the Effective Date of the Contract for approval
                              - Training program = 4 sets

                  3. Within 6 (six) months after the Effective Date of the Contract for approval
                              - 48 months maintenance program = 4 sets

            c. The contractor shall submit the following papers to the Purchaser upon completion of the works in 4 sets each.

                  1.    List of the equipment supplied & supplies
                  2.    List of recommend spare-parts
                  3. Results of the tests and inspection of the equipment supplied as the requirement of Article VII
                  4. As built drawing of equipment installation for any relevant hospital sites.

      16.   RECORDS AND REPORTS

            The Contractor shall submit from time to time to the Purchaser, notices and other documents as specified in the Instruction to the supplier as well as records and report which shall include but not limited to the following, in 4 set each.

            a. Installation with illustration and/or relevant photographs if necessary

            b. Three monthly report, on the execution of the works as follows:

                  Within the first 10 (ten) days of each three months during the performance of the works under the Contract, the Contractor shall submit to the Purchaser

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 27 -

                  2 (two) copies of a type-written report covering the works planned for the succeeding month in detail using the forms acceptable to the Purchaser. Such a report shall include among others:

                  1. Physical progress for the three months and estimated progress for the succeeding three month.
                  2.    Completion schedule (target and actual)
                  3. Photographs showing the dominant works progress performed at each hospital.
                  4.    Any delay and its reasons.
                  5. Necessary pictures/photo taken from particular event of works.

                                  ARTICLE IX

                              COMPLETION OF WORKS

Time of Completion

The Contractor shall complete all the works exclusive 48 months maintenance program at the latest 78 (seventy eight) months after the Effective Date. However in the event that an extension of time for completion of the works becomes necessary due to causes beyond the control and responsibility of the Contractor or to cause not iniputable to the Purchaser, excluding events mentioned in Force Majeur clause XIII paragraph 3, the extension of time shall be negotiated between the parties hereto:

Effective Date :

      a. This Contract shall come into force automatically at the time of fulfillment of the following events

            1)    Signature of the present Contract.
            2) Issuance of the Minister of health Decree No. 78/menkes/II/1999 dated February 3, 1999.
            3) Signature of the Credit Agreement between ABN AMRO and MOF RI containing the stipulations that it shall enter into force upon effectiveness of this Contract.
            4) Issuance of all necessary authorizations from the Indonesian and Contractor authorities.
            5) Opening of L/C through Bank of Indonesia in favor of the Contractor/effectiveness of L/C.
            6) Notification by the Contractor of fulfillment of the preceding events.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 28 -

      b. The notification by the Contractor shall be issued on the same day of receiving the advance payment in 3 (three) copies. One copy will be sent to the Director General of Medical Care, one copy to the project officer and one copy to local partner. The date of notification shall be considered as the Effective Date.

Certificate of Acceptance and partial handing over

      a.    Completion of site preparation
            After completion of the site preparation, the completion of the works will be substantiated by the issuance of the Certificate of Acceptance 0 (COA 0) by the receiving committee.

      b.    Completion of works for supply and installation of equipment.

            After installation and functional tests, the completion of the work will be substantiated by the issuance of the Certificate of Acceptance I (COA I) for the equipment by the receiving Committee.

            If the Certificate of Acceptance (COA I) has not been issued within 2 (two) weeks after the functional test, the Contractor shall make records of the result of functional test and submit them by registered letter to the project officer without undue delay. Within 1 (one) week upon receipt of such registered letter, purchaser is obliged to issue the COA 1 to Contractor.

      c.    Completion of Training for the Hospital Staff and partial acceptance

            During training phase, the completion of the work will be substantiated by the issuance of Certificate of Acceptance 2 (COA 2) for the equipment by the receiving committee.

            When the respective training have been completed, the receiving committee will issue immediately a Certificate of Acceptance (COA
            2). If the Certificate of Acceptance 2 (COA 2) has not been issued within 2 (two) weeks after the completion of the training the Contractor shall make records of the results of the training and submit them by registered letter to the project officer without undue delay.

      d.    Completion of 12 months Maintenance Program

            1. During the completion of the first year of the 48 months maintenance program the Contractor shall make the reports receiving committee substantiated by Certificate of Acceptance 3a (COA 3a).

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 29 -

            2. During the completion of the second year of the four years of maintenance program the Contractor shall make the reports receiving committee substantiated by Certificate of Acceptance 3b (COA 3b).

            3. During the completion of the third year of the four years maintenance program the Contractor shall make the reports receiving committee substantiated by Certificate of Acceptance 3c (COA 3c).

            4. During the completion of the fourth year of the four years maintenance program the Contractor shall make the reports receiving committee substantiated by Certificate of Acceptance 3d (COA 3d)

            5. If any of the COA 3a, COA 3b, COA 3c, and COA 3d have not been issued within 2 (two) weeks after the completion of each maintenance year promptly by the receiving committee after proper completion of each maintenance year the Contractor shall make records of the result of the maintenance year and submit them by registered letter to the project officer without undue delay.

            6. During the 48 months maintenance program the Contractor shall issue regular reports from the performed visits/repairs/maintenance, including recommendations and suggestions to be found necessary to report to the Purchaser.

      e. Completion of consumables and spare parts - see annex IX

      Certificate Handing Over

      a.    Handing Over 1 (COHO 1)

            Upon successful completion of functional test confirmed by the Certificate of Acceptance 1 of the equipment, the project officer shall issue the Certificate of Handing Over 1 within 15 (fifteen) days after issuance of the last Certificate of Acceptance 1 and obtain a letter of warranty and guarantee to be issued by the Contractor.

            If the Certificate of Handing Over 1 has not been issued within these 15 (fifteen) days the Contractor shall make records of the result of the installation works and submit them by registered letter to the project officer without undue delay.

      b.    Handing Over 2 (COHO 2)

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 30 -

            Upon successful completion of training confirmed by the Certificate of Acceptance 2 of the equipment, the project officer shall issue the Certificate of Handing Over 2 within 15 (fifteen) days after issuance of the last Certificate of Acceptance 2.

            If the Certificate of Handing Over 2 has not been issued within these 15 (fifteen) days the Contractor shall make records of the result of the training works and submit them by registered letter to the project officer without undue delay.

      c.    Handing Over 3 (Final)

            Upon successful completion of all works including the four years maintenance program the Contractor shall inform the Purchaser in writing by registered letter that all the works under the Contract have been completed.

            Within 15 (fifteen) days after such notice, the Purchaser shall issue a Certificate of Handing Over 3 (final to the Contractor which relieves the Contractor of all Contractual obligations.

Certificate by Rights

If any Certificate of Acceptance or Certificate of Handing Over have not been issued within 30 (thirty) days after the date of registered letter from Contractor to project officer, submitting records of the corresponding work or works, and if the project officer has not raised any objections, the Certificate of Acceptance or Certificate of Handling Over will be automatically considered as effective by rights.

DEFAULT

If the Contractor after being notified three times in writing by Purchaser fails to meet any serious Contractual obligation for a specific part of the works, he shall be deemed to be in default and Purchaser may declare after granting Contractor an in advance agreed upon time, to remedy the faults or to meet the obligations, the forfeit of the Contract for the specific part of works under dispute:

1. Contract fails to observe serious obligations, terms and conditions or stipulations contained in the Contract without any justified reason and after been notified three times by Purchaser to do so.

2. Contractor suspends, without justifiable reason, the performance of the works wholly or substantially before completion thereof.

3. Contractor fails to proceed with the works with due diligence and in a competent manner.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 31 -

The Contractor shall be liable only for all direct damages caused by liquidation under the terms of the Contract, including increased costs to complete relevant works and increased administrative costs, suffered by the Purchaser as result of the Contractors default. The Contractors liability is limited as per article XV paragraph 5.

                                   ARTICLE X

                          CONTRACT PRICE AND PAYMENT

1.    Contract Price

      The Purchaser shall pay to the Contractor for the scope of works stipulated in the Article VII which is performed by the Contractor under the Contract, the sum of:

      NLG: 62,840,397.94 (in words sixty two million eight hundred forty thousand three hundred ninety seven Dutch Guilders and ninety four cents)

2.    Validity Price

      The above price is firm for a Contract having come into force before May 1, 1999.

3.    NO PRICE ESCALATION

      Any increased cost incidental to the execution of the works due to any economic dislocation either in Netherlands or the Republic of Indonesia or to any other causes such as currency restriction, price like of materials and supply, minimum wages like for labor and reevaluation of the currency, can not be claimed by the Contractor or the Purchaser.

      However in the case for reason beyond the Contractor's control the completion of the work and/or issuance of the Certificate of Acceptance is delayed beyond 20 months, the unpaid part of the price shall be adjusted if such adjustment can be justified by the Contractor.

4.    METHOD OF PAYMENT

      a. The payment to the Contractor shall be in accordance with the proceedings of the Credit Agreement concluded between the ABN AMRO Bank N.V., of Amsterdam and the Government of Indonesia.

      b. Payment to the Contractor shall be made in accordance with the manner and procedure as set forth hereunder:

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 32 -

            1. The Ministry shall establish an irrevocable divisible and confirmed Letter of Credit, under which partial shipments will be allowed, by Bank Indonesia in favor of the Contractor, via the ABN AMRO Bank N.V. at Amsterdam, immediately after the signing of the Credit Agreement. The letter of credit shall be valid for a maximum period of 21 (twenty-one) months after the Effective Date.

            2. The said Letter of Credit shall cover an aggregate amount of NLG 62,840,397.94 (in words sixty two million eight hundred forty thousand three hundred ninety seven Dutch Guilders and ninety four cents) and shall be payable to the Contractor on an installment basis against the Contractor's submission of the necessary documents, except for the advance payment, which shall be made as follows:

                  A.    ADVANCE PAYMENT

                        The Purchaser shall pay to the Contractor the sum of NLG 12,568,079.59 (in words twelve million five hundred sixty eight thousand seventy nine Dutch Guilders and fifty nine cents) as an advance payment equivalent to 20% (twenty percent) of the total amount of the Contract price for the supply and services under the said Letter of Credit, upon presentation of a simple receipt.

                        The advance payment shall be fully set off by deducting the sum of 20% (twenty percent) of the CIF price of the equipment, installation works, Site preparation, training, consumables and maintenance.

                        The Contractor shall furnish the Ministry with an advance payment bond issued by an accredited Indonesian bank or Indonesian State owned bank of the same amount.

                        The amount of the advance payment bond shall automatically be reduced proportionally per invoice under said letter of credit.

                        This advance payment bond shall remain in force until the advance payment is fully set off and shall be null and void after the last invoice under said letter of credit has been sent.

                  B. PAYMENT FOR SUPPLY OF EQUIPMENT, CONSUMABLES AND TECHNICAL SHARE PARTS

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 33 -

                        The Purchaser shall pay to the Contractor NLG 40,963,805.60 (in words Forty million nine hundred sixty three thousand and eight hundred five Dutch Guilders and sixty cents) the equivalent of 100% (one hundred percent) of the total FOB supply Contract price consist of equipment equivalent NLG 35,563,414.15, consumable equivalent NLG 4,032,254.81 and technical parts equivalent NLG 1,368,136.73, after deduction of the respective 20% advance payment. Therefore the Contractor shall receive NLG 32,771,044.55 (in words thirty two million seven hundred seventy one thousand and forty four Dutch Guilders and fifty five cents) out of the letter of credit against presentation of the following documents:

                        o   Respective invoice of the Contractor
                        o   Packing list and weight list
                        o Full set of bills of lading made out to order, blank endorsed marked "freight prepaid" and/or airway bill
                        o   Insurance certificate/policy
                        o   Certificate of origin
                        o   Copy of a duly issued bank guarantee (article XI)

                  C. PAYMENT FOR OCEAN FREIGHT, INSURANCE PREMIUM, HANDLING COSTS, INLAND TRANSPORTATION AND INSURANCE COSTS

                        The Purchaser shall pay pro rata based on the invoiced value of the shipped equipment (meant under paragraph 4 B supra), to the Contractor an aggregate amount of NLG 3,308,817.50 (in words three million three hundred eight thousand eight hundred seventeen Dutch Guilders and fifty cents) the equivalent of 100% (one hundred percent) of the total ocean freight, insurance premium, handling costs, inland transportation and insurance costs after deduction of the respective 20% advance payment.

                        Therefore the Contractor shall receive NLG 2,647,054.00 (in words two million six hundred forty seven thousand fifty four Dutch Guilders) out of the letter of credit against presentation of the following documents:

                        o   respective invoice of the Contractor;
                        o   insurance certificate/policy
                        o   freight notes

                  D.    PAYMENT FOR INSTALLATION AND COMMISSIONING

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 34 -

                        The Purchaser shall pay pro rata based on the services performed as specified in Annex V, to the Contractor the aggregate amount of NLG 2,374,475.00 (in words two million three hundred seventy four thousand four hundred seventy five Dutch Guilders) the equivalent of 100% (one hundred percent) of the installation and commissioning Contract price after deduction of the respective 20% (twenty percent) advance payment. Therefore the Contractor shall receive NLG 1,899,580.00 (in words one million eight hundred ninety nine thousand five hundred eighty Dutch Guilders) out of the letter of credit against presentation of the following documents:

                        o   certificate of acceptance (COA 1)
                        o   invoice of the Contractor

                  E.    PAYMENT OF SITE PREPARATION

                        The Purchaser shall pay pro rata based on the services performed to the Contractor the amount of NLG 3,697,687.50 (in words three million six hundred ninety-seven thousand six hundred eighty seven Dutch Guilders and fifty cents) the equivalent of 100% (one hundred percent) of the Site preparation Contract price after deduction of the respective 20% (twenty percent) advance payment. Therefore the Contractor shall receive NLG 2,958,150.00 (in words two million nine hundred fifty-eight thousand one hundred fifty Dutch Guilders) out of the letter of credit against presentation of the following documents:

                        o   certificate of acceptance 0 (COA 0)
                        o   invoice of the Contractor

                  F.    PAYMENT OF TRAINING

                        The Purchaser shall pay for services as specified in Annex III, to the Contractor the amount of NLG 6,177,862.25 (in words six million one hundred seventy seven thousands and eight hundred sixty two Dutch Guilders) and twenty five cents) the equivalent of 100% (one hundred percent) of the training, maintenance Contract and consumables Contract price after deduction of the respective 20% (twenty percent) advance payment. Therefore the Contractor shall receive, however not earlier than 16 (sixteen) months after the Effective Date NLG 4,942,289.80 (in words four million nine hundred forty two thousands two hundred eighty nine Dutch Guilders

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 35 -
                        and eighty cents) our of the letter of credit against presentation of the following documents:

                        o   Copy of a duly issued bank guarantee (article XI);
                        o   invoice of the Contractor

                  G.    PAYMENT OF MAINTENANCE CONTRACT

                        The purchaser shall pay for services as specified in Annex IV, to the Contractor the amount of NLG 6,317,750.00 (in words Six million three hundred seventeen thousands seven hundred fifty Dutch Guilder) the equivalent of 100% (one hundred percent) of the maintenance and consumables contract price after deduction of the respective 20% (twenty percent) advance payment. Therefore the contractor shall receive, however not earlier than 16 (sixteen) months after the Effective Date NLG 5,054,200.00 (in words five million fifty four thousands and two hundred Dutch Guilder) out of the letter of credit against presentation of the following documents:

                        o   Copy of duly issued bank guarantee (article XI);
                        o   Invoice of the contractor


                                  ARTICLE XI

                      PERFORMANCE BOND AND BANK GUARANTEE

1.    PERFORMANCE BOND

For the purpose of guaranteeing satisfactory performance of the obligations by the Contractor in compliance with the terms and conditions of this Contract, the Contractor shall submit a performance bond at the time of signing the Credit Agreement in the form of bond draft/guarantee to the Purchaser amounting to 5% (five percent) of the Contract price.

The performance bond shall be issued by a first class bank in The Netherlands and endorsed by an accredited Indonesian Bank or Indonesian state owned bank in the Republic of Indonesia, both must be acceptable to the Purchaser, provided always that the bank guarantee shall be of format approved by the Purchaser.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 36 -

2.    BANK GUARANTEE

For the purpose of guaranteeing the satisfactory compliance of the obligations with respect to training, maintenance and consumables of this Contract, the Contractor shall submit a bank guarantee at the time as stated in article X paragraph 4.

The bank guarantee shall be issued by a first class bank in The Netherlands and endorsed by an accredited Indonesian Bank or Indonesian state owned bank in the Republic of Indonesia, both must be acceptable to the Purchaser, provided always that the bank guarantee shall be of a format approved by the Purchaser.

The maximum amount of the guarantee, i.e., NLG 16,527,867.06 (in words sixteen million five hundred twenty seven thousand eight hundred sixty seven Dutch Guilders and six cents) shall be reduced according to the following reduction-schedule.

It is noted that the value of consumables delivered, inspected and accepted by MOH will be deducted from the aforementioned maximum amount.

                        o 18 months after the Effective Date to a maximum of NLG 16,527,867.06 (in words sixteen million five hundred twenty seven thousand eight hundred sixty seven Dutch Guilders and six cents);
                        o 30 months after the Effective Date to a maximum of NLG 13,222,293.65 (in words thirteen million two hundred twenty two thousand two hundred ninety three Dutch Guilders and sixty five cents);
                        o 42 months after the Effective Date to a maximum of NLG 9,916,720.24 (in words nine million nine hundred sixteen thousand seven hundred twenty Dutch Guilders and twenty four cents);
                        o 54 months after the Effective Date to a maximum of NLG 6,611,146.82 (in words six million six hundred eleven thousand one hundred forty six Dutch Guilders and eighty two cents);
                        o 66 months after the Effective Date to a maximum of NLG 3,305,573.41 (in words three million three hundred five thousand five hundred seventy three Dutch Guilders and forty one cents);
                        o 78 months after the Effective Date to nil Dutch Guilders.

RELEASE OF THE PERFORMANCE BOND AND THE BANK GUARANTEE

a.    Performance Bond

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 37 -

      The Purchaser shall release the Performance bond against the submission of:

      -  Certificate of Handing Over 1                 7 copies
      -  Note of Receipt of Original
         Bank Guarantee Letter                         (1 original, 6 copies)

b.    Bank guarantee
      The Purchaser shall release the Bank guarantee against the submission of:
      *  Certificate of Handling Over 3 (COHO 2)       7 copies


                                  ARTICLE XII
                              VARIATION OF ORDER

Any variation of the Contract requires both parties written consent. If the Purchaser consider it desirable to make any variations of the Contract, the Purchaser may by written notice informing the Contractor of such variation. The execution of such variation is based on mutual agreement by both parties. No such variation shall in any way violate or invalidate the Contract and the total value of the Contract.

                                 ARTICLE XIII

                             LAWS AND REGULATIONS

1.    LAWS AND REGULATIONS FOR WORKS

      a. The Contractor shall make its best effort to ensure that the personnel of the Contractor and their dependents, while staying in the Republic of Indonesia, shall respect and abide by the law and regulation of the Republic of Indonesia.

      b. All the operation of the Contractor for the works shall be conducted in compliance with all applicable laws, regulations, codes and standard and the terms and conditions of the Credit Agreement. The Contractor shall protect, absolve and indemnify the Purchasers, and the representatives from any claims, loss or damage arising from any non-compliance proved, without claiming them for payment.

      c. The Contractor shall also make his best efforts to conform to the requirement of all laws, regulations, standards, ordinance and to the lawful requirements of local government and other authorities in the Republic of Indonesia affecting in any way or applicable to the Works, the performance of the works, and the safety of the person on or in the vicinity of the designated sites.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 38 -

      d. The Contractor shall also make his best efforts to conform in all respects with the provisions of the regulations or by laws of any local or other duly constitute authority which may be applicable to the works.

2.    DISPUTES AND ARBITRATION

      Should any disputes controversies or differences arise between the parties hereto, out of or in connection with this Contract, either party shall as soon as possible, give to the other party a notice in writing of the existence of such disputes, controversies or differences, specifying the nature and point of issue, and both parties hereto shall first endeavor to solve such disputes, controversies or difference, in an amicable manner.

      If the parties hereto fail to reach an agreement, such disputes, controversies or differences shall be finally settled by arbitration to be held in London, The United Kingdom by three arbiters under the rules of Conciliation and Arbitration of the International Chamber of Commerce (latest version of ICC rules Paris, France). The language of arbitration shall be English, applicable law shall be the laws of the United Kingdom. The award rendered by the arbitrators shall be final and binding for both parties.

3.    FORCE MAJEURE

      a. In the event of the occurrence of force majeure, each party hereto shall be entitled to suspend the performance of its obligations under this Contract for the duration of prevention or delay caused by such force majeure without being held liable for any loss or damage resulting therefrom to the other party.

      b. The expression "force majeure" includes any circumstances or event beyond Contractor's reasonable control in consequence of which Contractor cannot perform or cannot reasonably be required to perform its obligations so prevented or delayed, such as war, hostilities, invasion, act of foreign enemies, rebellion or revolution, insurrection of military or usurped power, civil war, riot, commotion or disorder, strikes or labor troubles, non-availability of transport, freight embargoes, inability to procure after due and timely diligence, shortage of equipment parts, raw materials or other deliverables due on the part of Contractor's suppliers, any operation of the forces of nature such as earthquakes, cyclones, storms or floods, non-availability of any permits, license, authorizations and/or administrative requirements and/or governmental regulations.

      c. If the period of prevention or delay caused by force majeure lasts six (6) consecutive months, the Parties shall agree upon a revised basis for continuing this Contract.

4.    ASSIGNMENT AND SUBLETTING

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 39 -

      The Contractor shall not assign the Contract or any part thereof, or any benefit or interest therein and thereunder, other than by a charge in favor of the Contractor's Banker of any money due to or become due under this Contract, without the prior written consent of the Purchaser, which shall not be unreasonably withheld.

      However, Contractor is entitled to assign or delegate wholly or partially its rights and/or obligations pursuant to this Contract to any company within its group of companies or to its subcontractors or sub suppliers. For the performance of its obligations under any part of this Contract, Contractor shall be entitled to appoint one or more subcontractors and/or sub suppliers. However, any subcontracting and/or sub supplying under this Contract shall not relieve Contractor from any obligation under this Contract.

5.    COMMENCEMENT OF VALIDITY OF CONTRACT

      The Contract shall come into force on the Effective Date. The Contractor shall commence the works immediately after the Effective Date of the Contract and shall proceed with the same with due expedition and without delay.

6.    EARLY TERMINATION OF CONTRACT

      a) should either party default in the execution of its substantial contractual obligations, the other party shall give the defaulting party notice in writing to remedy such default in a mutually agreed upon time.

      b) failure of the defaulting party in taking corrective measure as required by the other party within 60 (sixty) days of the receipt of such notice shall constitute a sufficient cause for the other party to terminate this Contract, provided always that such termination under this paragraph shall be subject to the approval of the Purchaser and the Contractor.

      c) the Purchaser may terminate the Contract upon 30 (thirty) days written notice to the Contractor should the Contractor not fulfill his substantial contractual obligations as stipulated in the Contract for more than 60 (sixty) consecutive days.

      d) the Contractor may terminate this Contract upon 30 (thirty) days written notice to the Purchaser, should the Purchaser delay the payment without any reason, stipulated in Article X, Contract price and payment of the Contract for more than 60 (sixty) consecutive days.

      e) in the event of termination of the Contract for the reason of sub-clause (a) and (b) above, the Contractor shall be paid by the Purchaser for this works including other contractual obligations related to the Contract carried out up to the termination date.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 40 -

      f) in the event that any party terminates this Contract in whole or in part as provided in this clause, the parties will try to establish by mutual agreement a liquidation settlement.

                                  ARTICLE XIV

                                TAX AND DUTIES

1.    STAMP DUTIES

      According to the prevailing regulations, Stamp Duties of this Contract shall be borne by the Contractor and paid on the date of signing the Contract.

2.    NON INDONESIA TAXES

      The Contractor shall pay all non-Indonesian taxes, such as sales, income, and other taxes and duties, such as tariffs and import duties lawfully assessed abroad against the contractor in connection with the work covered in the Contract, and the Contractor shall not receive any additional reimbursement from the Purchaser in respect on changes in such tariffs, duties, or other taxes paid by the Contractor.

3.    LOCAL TAXES AND DUTIES

      a. The Contractor shall be exempted from all customs, duties, taxes, levies, fees handling charges, commissions, and other impositions of any authority in the Republic of Indonesia in connection with the performance of the Contractor's obligations under the Contract, which include internal, stamp and other duties concerning the Contract, corporation tax, business tax, income tax, and other taxes and levies of any nature whatsoever in respect of:

            1. Any payments made to the Contractor for the performance of the obligation under the Contract.
            2. Any equipment, tools and materials brought by the Contractor into the Republic of Indonesia for the performance of the works which will, after having been brought into the Republic of Indonesia be subsequently withdrawn there from after the completion of the works.
            3. Any property brought into the Republic of Indonesia by the Contractor for their use or consumption which will, after having been brought into the Republic of Indonesia, be subsequently withdrawn there from if not consumed at the time of departure.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 41 -

                  Additionally, the Contractor shall re-export under the same condition at his own expense all defective spare-parts during the Contract period.

      b. For which the Purchaser shall take measures necessary for the aforementioned clause, the Contractor shall submit the list of expatriates personnel, 7 (seven) days before the arrival of the personnel to be dispatched to Indonesia for the purpose of the works, starting their names, ages, sex, and address in their countries, approximate duration of stay.

      c. The Purchaser will provide the Contractor immediately after the Effective Date a letter declaring full and unconditional tax-exemption for any and all shipments related to the execution of this Contract, copy if this letter will be sent by Purchaser to the customs authorities and the Ministry of Finance of the Republic Indonesia.

                                  ARTICLE XV

                                    OTHERS

1.    RESPONSIBILITY OF THE PURCHASER

      a. The Purchaser shall assist promptly unloading and customs clearance at the port of disembarkation in the Republic of Indonesia of the equipment to be supplied under the Contract.

      b. The Purchaser shall assist the Contractor and his expatriate staffs to obtain necessary entry and exit visas, working permit, residence permit, foreign exchange permit and travel document required during their stay in the Republic of Indonesia.

      c. The Purchaser shall perform their obligations in relation to the execution of the local works such as construction of the building including the standard mechanical and electrical requirements, the installation of clean air and air conditioning system, the installation of all electrical system and automatic doors, and the provisions of all pre- installation works.

      d. The Purchaser shall provide the availability and the use of electricity, water and drainage and other incidental facilities related to the works.

      e.    The Purchaser shall assure that the Hospital concerned will be ready for Site Preparation as in Annex ....

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 42 -

      f. The Purchaser shall provide free of charge space for the proper storage of the untracked equipment at the hospital sites.

2.    LANGUAGE, MEASUREMENTS AND CALENDER

      a. All documents and correspondences related to the Contract shall be in English.
      b. All measurements shall be in metric units unless otherwise specified.
      c. All dates and terms referred to this Contract shall be related to Gregorian Calender.

3.    INTERPRETATION

      All general language or requirements embodies in the technical specification are intended to amplify, explain and implement the requirements of this Contract.

      However, in the event that any language or requirements so embodied permit and interpretation inconsistent with any provision of this Contract, then in each of every such event, the applicable provision of this Contract shall prevail and govern.

4.    GENERAL END-USER SOFTWARE LICENSE

      Software included in or accompanying the delivered equipment shall remain the property of Contractor. Contractor hereby grants to Purchaser and Purchaser accepts from Contractor a non-exclusive and non-transferable right for its own use of such software and documentation and Purchaser shall not reproduce, modify, divulge the software and documentation to any third party without Contractors prior written consent, as further set forth in Annex ... (general end-user software license) attached hereto.

5.    LIQUIDATED DAMAGES, DELAY AND LIABILITY

      5.1. The Contractor shall pay the Purchaser as liquidated damages a sum equivalent to 0.10% of the amount of the undelivered goods, works and services per day of delay for the site or the sites delayed.

      5.2. The total liquidated damages payable to the Purchaser shall not in any case exceed 5% (five percent) of the Contractual value of the unit of equipment, works or services for which delivery or completion was delayed. The Contractor is liable only for direct damages caused by his personnel or equipment supplied under this Contract and only during the Contract period. The total liability shall be limited to the amount of the performance bond.

      5.3. During the term of the Contract, Contractor accepts liability only for personnel injury and Contractor will indemnify and hold Purchaser harmless, up to a maximum of

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 43 -

            NLG 1,000,000.00 (one million Dutch Guilders) per whole event, to the extent such injury are the direct cause of Contractor's willful misconduct or gross negligence or of persons providing maintenance services on Contractor's behalf, as well as to the extent such injury or damages are the direct cause of proven defects in faulty workmanship in equipment supplied by Contractor.

            Contractor shall not be liable for any consequential or other special or indirect or punitive damages nor for any loss of whatsoever nature and howsoever arising other than those for which contractor has expressly assumed liability herein and contractor's liability shall in no event include any patent liabilities or patent indemnification.

6.    INTRODUCTION OF THE EURO

      As from the date that the Dutch Guilder ceases to be legal tender within the Netherlands, at the latest envisaged to be July 1, 2002, in accordance with article 109 L (4) of the Treaty establishing the Europe Economic Community, as amended by the Treaty on the European Union (The Maastricht Treaty), this Contract will be performed in Euro and all orders and invoices will be sent in Euro and all payment obligations under this Contract shall be satisfied in Euro and all denominations in Dutch Guilder shall be substituted by the denominations in Euro, according to the conversion rate of the Dutch Guilder against the Euro fixed in accordance with aforesaid article 109 L (4). Parties hereto affirm and agree that the conversion of the obligations under this Contract from Dutch Guilder into Euro shall in no way be a reason for early termination or revision or amendment of this Contract. This clause prevails over any Force Majeure.

7.    DISPATCH OF SUPPLIER/MANUFACTURER'S PERSONNEL

      a. The Contractor shall dispatch an appropriate and sufficient number of personnel to site to perform works. The Contractor shall submit the personnel records, qualification and relevant professional experience of the said personnel to the project officer.

      b. The Contractor shall dispatch engineers to the designated site who have sufficient experience in the works of installation/setting up, repair works commissioning and testing of the equipment as well as on site training to the hospital personnel concerned.

8.    MISCELLANEOUS

      Any matter or circumstances not provided for herein shall be settled by agreement among the Purchaser and the Contractor.

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 44 -

9.    COPIES OF CONTRACT

      5 (five) identical copies of this Contract will be signed of which Purchaser will receive 3 (three) and Contractor 2 (two) copies.

10.   NOTICE

      Any and all notice and communications in connection with this Contract shall be deemed to be duly given or made when it shall have been delivered by hand, mail, telex, or cable to the party to which it is required to be given the following address or such other address as either party may from time to time specify in writing.

      Notice to the Purchaser :           THE MINISTRY OF HEALTH OF
                                          THE REPUBLIC OF INDONESIA
                                          Directorate General for Medical Care
                                          Jl. H.R. Rasuna Said Block X5 Kav. 4-9
                                          Jakarta - Indonesia
                                          Telp. 62-21-520-1594/-5
                                                62-21-520-4395/-6


      Notice to the Contractor:           ENRAF NONIUS,BV
                                          PROJECT DIVISION (ENP)
                                          RONTGENWEG 1, 2600 AV DELFT
                                          THE NETHERLAND

THE DEVELOPMENT OF MEDICAL REHABILITATION SERVICES IN INDONESIA       - 45 -